Exhibit 5.1

1105 W. Peachtree St. NE, Suite 1000

Atlanta, Georgia 30309-3608

Tel: 404 815-3500

www.sgrlaw.com

February 11, 2022

Regional Health Properties, Inc.

454 Satellite Boulevard NW

Suite 100

Suwanee, Georgia 30024

Ladies and Gentlemen:

We have acted as Georgia counsel to Regional Health Properties, Inc., a Georgia corporation (the “Company”), in connection with its Registration Statement on Form S-4 (Registration No. 333-256667), originally filed on June 1, 2021 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as amended by Amendment No. 1 thereto filed on July 2, 2021 and Amendment No. 2 thereto to be filed on or about the date hereof (such Registration Statement, as amended at the effective date thereof, being referred to herein as the “Registration Statement”), relating to the proposed issuance of up to 2,811,535 shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”), issuable pursuant to an exchange offer (the “Exchange Offer”) by the Company to exchange Series B Preferred Shares for the Company’s 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Shares”), as described in the Registration Statement. This opinion letter is furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Unless otherwise indicated in this opinion letter, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion letter, we have examined and relied upon, among other things: (i) the Registration Statement, including the annexes thereto; (ii) the Tender Offer Statement on Schedule TO-C filed by the Company with the Commission on June 1, 2021, as amended on July 6, 2021, relating to the Exchange Offer; (iii) the Company’s Amended and Restated Articles of Incorporation, as amended and as currently in effect, incorporated by reference as exhibits to the Registration Statement (the “Charter”); (iv) the Company’s Amended and Restated Bylaws, as currently in effect, incorporated by reference as an exhibit to the Registration Statement; and (v) originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, documents, certificates and receipts of public officials, and certificates of officers or other representatives of the Company, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and

Regional Health Properties, Inc.

February 11, 2022

the authenticity of the originals of such copies. We also have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) the shareholders of the Company will have approved the proposals set forth in the proxy statement/prospectus included in the Registration Statement (other than the Adjournment Proposal); and (iii) Articles of Amendment to the Charter reflecting the Series B Charter Amendments, in the forms submitted for our review and attached as Annex C-1 and Annex C-2 to the proxy statement/prospectus included in the Registration Statement, will be duly executed and filed with the Secretary of State of the State of Georgia in accordance with Section 14-2-1004 of the Georgia Business Corporation Code and that the Company will have paid the fees and other charges required to be paid in connection with the filing thereof. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. We have also made such investigations of law as we have deemed appropriate.

Our opinion set forth below is limited to the Georgia Business Corporation Code, as amended and as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon and subject to the foregoing, we are of the opinion that, following the acceptance of the Series A Preferred Shares for payment for the issuance of the Series B Preferred Shares in accordance with the Exchange Offer, the Series B Preferred Shares, when issued in accordance with the terms and conditions of the Exchange Offer, will be validly issued, fully paid and nonassessable.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Smith, Gambrell & Russell, LLP